EXHIBIT 5
SCHIFF HARDIN & WAITE
---------------------
7300 Sears Tower
Chicago, Illinois 60606

Christopher J. Zinski
Direct Dial: (312) 258-5548


                                   February 2, 1998


Board of Directors
Eagle BancGroup, Inc.
301 Fairway Drive
Bloomington, Illinois   61701

     RE: EAGLE BANCGROUP, INC. -- REGISTRATION OF 52,108 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, ON FORM S-8

Gentlemen:

          We have acted as special counsel to Eagle BancGroup, Inc., a Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of 52,108 shares of Common Stock of the Company, $0.01 par value per share (the "Shares"), as more fully described in the Registration Statement, through the Eagle BancGroup, Inc. Management Development and Recognition Plan and Trust Agreement.

          In this connection, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed necessary or appropriate for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued for the consideration contemplated in the Registration Statement, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              SCHIFF HARDIN & WAITE


                              By: /s/ Christopher J. Zinski
                                  -----------------------------
                                   Christopher J. Zinski